SUB-ITEM 77Q3
Addendum to question 7C on Form N-SAR

List the name of each series and give a consecutive number to each series in excess of the 99 series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning these Funds.

Series       Series Name                        Is this thelast
Number                                          filing for this
                                                Series? (Y or N)


100      INVESCO S&P 500 EQUAL WEIGHT REAL ESTATE ETF      N
101      INVESCO S&P 500 EQUAL WEIGHT TECHNOLOGY ETF       N
102      INVESCO S&P 500 EQUAL WEIGHT UTILITIES ETF       N
103      INVESCO S&P MIDCAP 400 EQUAL WEIGHT ETF          N
104      INVESCO S&P SMALLCAP 600 EQUAL WEIGHT ETF       N